EXHIBIT 23.1
------------






                             CONSENT OF KPMG LLP





The Board of Trustees
AMLI Residential Properties Trust:


We consent to incorporation by reference in the registration statements (Nos. 333-65503 and 33-57327) on Form S-3 of AMLI Residential Properties Trust of our report dated February 23, 1999, relating to the consolidated balance sheets of AMLI Residential Properties Trust as of December 31, 1998 and 1997, and the related consolidated statements of operations, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1998, and the related schedule, which report appears in the December 31, 1998 annual report on Form 10-K of AMLI Residential Properties Trust.








                              KPMG LLP



Chicago, Illinois
March 19, 1999